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                                                                   EXHIBIT 8.01

                                             [LETTERHEAD OF COOLEY GODWARD LLP]

November 15, 1996



PacifiCare Health Systems, Inc.
5995 Plaza Drive
Cypress, CA 90630


Ladies and Gentlemen:

This opinion is being delivered to you in accordance with Section 5.9 of the Amended and Restated Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Reorganization Agreement") by and among N-T Holdings, Inc., a Delaware corporation ("Holding"), Neptune Merger Corp., a Delaware corporation and wholly-owned subsidiary of Holding ("Neptune Sub"), PacifiCare Health Systems, Inc., a Delaware corporation ("PacifiCare"); FHP International Corporation, a Delaware corporation (the "Company") and Tree Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holding
("Company Sub") (the Reorganization Agreement). Pursuant to the terms of the Reorganization Agreement, Neptune Sub is merging into PacifiCare, Company Sub is merging into the Company and PacifiCare and the Company will each become a wholly-owned subsidiary of Holding.

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

We have acted as counsel to PacifiCare in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

     (a)  the Reorganization Agreement;

     (b) those certain tax representation letters dated November 15, 1996 delivered to us by PacifiCare and Holding containing certain representations of PacifiCare and Holding (the "Tax Representation Letters"); and

     (c) such other instruments and documents related to the formation, organization and operation of Holding, PacifiCare, Neptune Sub, the Company and Company Sub and related to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

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PacifiCare Health Systems, Inc.
November 15, 1996
Page 2

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Date) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     3. All covenants contained in the Reorganization Agreement (including exhibits thereto) are performed without waiver or breach of any material provision thereof;

     4. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and

     5. The opinion, dated November 15, 1996, from Sheppard, Mullin, Richter & Hampton LLP in satisfaction of Section 6.8 of the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, neither PacifiCare nor any of its stockholders will recognize gain or loss as a result of the PacifiCare Merger.

In addition, we have reviewed the discussion contained in the Proxy Statement-Prospectus pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") under "The Mergers and Related Transactions -- Certain Federal Income Tax Consequences" (the "Tax Discussion"), and we believe that, subject to the qualifications and limitations contained in the Tax Discussion, the matters stated in the Tax Discussion relating to the PacifiCare Merger, to the extent that they represent matters of law or legal conclusions, are fairly presented.

This opinion does not address the various state, local or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Mergers or

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PacifiCare Health Systems, Inc.
November 15, 1996
Page 3

the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the PacifiCare Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Mergers, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.



This opinion only represents our best judgment as to the federal income tax consequences of the PacifiCare Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other Governmental Body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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PacifiCare Health Systems, Inc.
November 15, 1996
Page 4

This opinion has been delivered to you solely for the purposes set forth in
Section 5.9 of the Reorganization Agreement and may not be relied upon or utilized for any other purpose or by any other Person and may not be distributed or otherwise made available to any other Person without our prior written consent. However, we consent to the inclusion of this opinion as an Exhibit to the Registration Statement, and to the reference to this firm in the Tax Discussion.

Sincerely,

Cooley Godward LLP


/s/ WEBB B. MORROW III
-------------------------
Webb B. Morrow III

WBM:ekh





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